Exhibit 10.1

GTT EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between GTT Communications, Inc., a Delaware corporation (the “Company”), and Steven Berns (the “Executive”). It is entered into as of April 6, 2020 (“Effective Date”) and shall become effective immediately upon signature and has already been approved by the Compensation Committee of the Company’s Board of Directors.

1.	Employment; Scheduled Term. Subject to the terms and conditions of this Agreement, Company agrees to employ Executive, and Executive accepts employment and agrees to be employed by Company during the time period commencing on the Effective Date and ending on the termination of this Agreement as provided in Section 7 below. The obligations of Executive set forth in the Executive Assignment of Inventions and Confidentiality Agreement referred to in Section 6 below shall survive the Scheduled Term and shall survive the termination of Executive’s employment, regardless of the cause of such termination, in accordance with the terms thereof. Executive hereby represents and warrants to Company that Executive is free to enter into and fully perform this Agreement and the agreements referred to herein without breach or violation of any agreement or contract to which Executive is a party or by which Executive is bound.

2.	Duties. Executive shall serve as Executive Vice President and Chief Financial Officer with such duties and responsibilities as may from time to time be assigned to Executive by the Chief Executive Officer and the Board of Directors of Company (the “ Board ”), commensurate with and customarily assigned to Executive’s title and position described in this sentence. The duties and services to be performed by Executive under this Agreement are collectively referred to herein as the “Services”. Executive shall report solely and exclusively directly to the Chief Executive Officer. Executive agrees that he shall use his reasonable best efforts, ability and experience to conscientiously perform all of the duties and obligations reasonably assigned to him under and in accordance with the terms of this Agreement. At Company’s option, it will be entitled to reasonable use of Executive’s name, solely in his role as an executive of the Company, in a positive image, in promotional, advertising and other materials used in the ordinary course of its business without additional compensation unless prohibited by law. Executive will reasonably comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect, as published and generally made available to the employees of the Company, during Executive’s employment. Executive shall be based in New York City, provided that Executive acknowledges and agrees that he may be required periodically to travel for Company business, including to Company’s facility located in Tyson’s Corner, VA.

3.	Exclusive Service. During the term of employment, Executive will not perform services for any other entity if such service would be in conflict with the Company’s business interests. Executive will apply his skill and experience to the performance of his duties and advancing Company’s interests in accordance with Executive’s experience and skills. Accordingly, Executive shall not engage in any outside work, business, consulting activity or render any commercial or professional services, directly or indirectly, for or on behalf of himself or any other person or organization, whether for compensation or otherwise, if such services would be in conflict with the Company’s business interests, except with the prior written approval of Company and Executive shall otherwise do nothing inconsistent with the performance of Executive’s duties hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) participating in trade associations or industry organizations that are related to the business of Company or his role as a financial executive, (ii) engaging in charitable, educational, civic or political activities, (iii) engaging in personal investment activities for the Executive and his family that do not give rise to any conflicts of interest with Company, or (iv) serving as a member of the two for profit Boards of Directors on which he is currently serving, in each case so long as such interests do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder. Moreover, express approval is granted herein for Executive to hold two (2) additional Boards of Directors positions in other for profit organizations, provided that such directorship does not give rise to any conflicts of interest with Company or materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder.

4.	Non-Competition and Other Covenants

4.1 Non-Competition Agreement. Beginning the Effective Date and continuing for so long thereafter as Executive is employed by Company or a subsidiary or affiliate of Company, and for one (1) year following the termination of Executive’s employment with Company (collectively, the “Restricted Period”), Executive will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (except to the extent permitted in Section 3 above) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or its subsidiaries:

(a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business directly engaged, in the geographical areas referred to in Section 4.2 below, in the design, research, development, marketing, sale, or licensing of managed data network services that are substantially similar to or competitive with the business of Company and any of its controlled affiliates; or

(b) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 4.2 below, any person who is an employee, consultant or independent contractor of Company or any of its subsidiaries with whom Executive had direct and regular contact in the course of his duties hereunder or induce or attempt to induce any such employee, consultant or independent contractor to terminate his or her employment with Company or any of its subsidiaries; provided, however, that this prohibition shall not apply to any employee, consultant or independent contractor who first initiates contact, without prior solicitation from Executive, related to employment in response to a general advertisement or recruitment program, or through an employment agency, made available to the public generally and not directed at Company’s employees, consultants or independent contractors.

4.2 Geographical Areas. The geographical areas in which the restrictions provided for in this Section 4 apply include all cities, counties and states of the United States, and all other countries in which Company (or any of its subsidiaries) are conducting business or are contemplating conducting business at the time. Executive acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 4 applies are fair and reasonable and are reasonably required for the protection of Company and that this Agreement accurately describes the business to which the restrictions are intended to apply. Executive acknowledges that the covenants set forth in this Section 4 have been granted in consideration for his employment by the Company.

4.3 Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 4, Executive agrees with Company that, for the Restricted Period, Executive will not, either for Executive or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), attempt to sell, license or provide the same or similar products or services as are then provided, or are then proposed to be provided, by Company or any subsidiary or affiliate of Company, to, or solicit such business from, any customer of Company who is a customer of Company during the Restricted Period or was a customer of the Company within the preceding 12 month period from the date in question, to the extent that Executive had direct dealings with such customer.

4.4 Omitted.

4.5 Amendment to Retain Enforceability. It is the intent of the parties that the provisions of this Section 4 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

4.6 Injunctive Relief. Executive acknowledges that any breach of the covenants of this Section 4 could result in immediate and irreparable injury to Company and, accordingly, consents that the Company may have the right to seek injunctive relief and such other equitable remedies for the benefit of Company as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which Company may be entitled hereunder, including, without limitation, monetary damages.

5.  Compensation and Benefits

5.1 Salary. During the term of this Agreement, Company shall pay Executive a salary of $550,000 per annum. Executive’s salary shall be payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices. Executive’s salary shall be subject to review and adjustment not less than annually, and may be increased but not decreased, in accordance with Company’s customary practices concerning salary review for similarly situated senior executive employees of Company or its subsidiaries.

5.2 Benefits. Executive shall participate in Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Executive will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its senior executive employees holding similar positions as that of Executive as well as any future benefits or changes to existing benefits offered to similarly situated senior executive employees of the Company or its subsidiaries, regardless of Executive’s service tenure, including but not limited to enhanced vesting terms or conditions for Equity-Based Grants, expense allowances, deferred compensation plans. Executive has received a summary of Company’s standard employee benefits policies in effect as of the date hereof. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company’s general policies as may be changed from time to time during the term of this Agreement, but no such change shall result in the termination, waiver, delay or diminution of any previously granted or accrued benefits. Executive shall be entitled to not less than four (4) weeks paid vacation for each calendar year during the term of his employment.

5.3 Bonus. Executive will be eligible to earn a target annual cash bonus during his employment with Company of not less than eighty (80%) percent of his salary level under Section 5.1 (prorated for any partial year) for the time period of the bonus determination. Executive’s Bonus eligibility for subsequent years is intended to reflect a comparable ratio of Bonus eligibility to Salary. However, Executive’s Bonus eligibility will be subject to review and adjustment in accordance with Company’s customary practices concerning compensation review for similarly situated employees of the Company or its subsidiaries, but the target shall not be less than eighty (80%) percent of his salary for the time period of the bonus determination. All bonus payments would be awarded subject to the sole discretion of the Board, based upon the Board’s evaluation of the performance of Executive and the Company. The bonus shall be paid to Executive no later than March 15 following the year in which such bonus is earned.

5.4 Equity-Based Grants. (a)       Executive has been granted 225,000 shares of restricted stock of Company under Company’s Employee, Director & Consultant Stock Plan (the “Plan”). Such shares of restricted stock shall vest in four (4) equal amounts over a four (4) year period with the first 25% of restricted stock granted vesting on the first anniversary of the effective date of such grant, and the balance to vest equally every three months for the remaining three year term, subject to acceleration upon a Change in Control, all as more particularly set forth in the restricted stock agreement customarily used by the Company pursuant to the Plan.

(b)       Executive has been granted 60,000 performance restricted shares tied to a successful Apollo closing by December 31, 2021 (defined as closing and funding of the acquisition as approved by the Board by no later than December 31, 2021) with post-closing time vesting of two (2) years from such closing paid in eight (8) equal consecutive quarterly amounts (time vesting may occur after December 31, 2021).

(c)       Executive has been granted 40,000 ‘Leverage’ performance restricted shares tied to achieving Company’s long-term target of 4X Total Leverage (as defined below) or better on a quarterly reported basis by December 31, 2023 with post achievement time vesting of one (1) year from the first date such target is achieved paid in four (4) equal quarterly amounts and maintaining 4X total leverage or better target at each such time vesting quarter (time vesting may occur after December 31, 2023). For purposes of this Section, Total Leverage = (Total Debt, less Cash) / LQA Adj EBITDA.

(d)       Executive shall be eligible to receive additional equity-based awards in such amounts and at such times (and with such vesting periods) as determined by the Compensation Committee periodically but not less than on an annual basis.

All existing equity grants, including restricted stock, stock options, and all other equity and equity participation grants of any type, will immediately vest upon the “Change of Control” of the Company.  For purposes of this Agreement, "Change of Control" shall mean: (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person (an “Acquirer”) and, as a result of such merger, consolidation or reorganization, less than fifty percent (50%) of the outstanding voting securities entitled to vote generally in the election of directors of the surviving, resulting or acquiring corporation or other legal person are owned, directly or indirectly, in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization, other than by the Acquirer or any corporation or other legal person controlling, controlled by or under common control with the Acquirer; (ii) the Company sells all or substantially all of its business and/or assets to an Acquirer, of which less than fifty percent (50%) of the outstanding voting securities entitled to vote generally in the election of directors are owned, directly or indirectly, in the aggregate by the stockholders of the Company immediately prior to such sale, other than by any corporation or other legal person controlling, controlled by or under common control with the Acquirer;; or (iii) any other transaction or series of related transactions having an economic effect substantially equivalent to any of the foregoing in subsections (i) or (ii) immediately above.

Notwithstanding the foregoing, any acquisition by the Company or any of its subsidiaries shall not be deemed a Change in Control unless (x) the persons who held Company voting securities immediately prior to consummation of such transaction no longer continue to hold at least 50% of the voting power of the stock of the surviving entity in such transaction immediately following consummation of such transaction (or its ultimate parent company if the surviving entity is a subsidiary) and (y) the Company’s directors immediately prior to consummation of the acquisition no longer constitute a majority of the board of directors of the surviving entity (or its ultimate parent entity if the surviving entity is a subsidiary) following such acquisition.

5.5 Expenses. Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Company’s business are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service. Company shall reimburse Executive in accordance with its travel and entertainment practices, but not less than on a monthly basis, for his business travel and entertainment expenses which will include expenses related to Executive being in Company’s office in Tyson’s Corner, VA (and such other Company or customer facilities) as necessary to execute his responsibilities, including the reasonable costs of an apartment in the Tyson’s Corner vicinity.

6.  Proprietary Rights. Executive hereby agrees to execute an Executive Invention Assignment and Confidentiality Agreement with Company in substantially the form attached hereto as Exhibit A and mutually agreed upon between the parties.

7.  Termination

7.1 Upon Death. The Executive’s employment hereunder shall terminate automatically upon the death of the Executive. The Company shall pay to the Executive’s beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 5.1 through the end of the month in which death occurs, plus all accrued bonuses and his bonus for the year of his death (prorated to his date of death).

7.2 Upon Disability. If, in the opinion of a medical doctor specializing in the appropriate medical specialty, the Executive is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 180 days in the aggregate in any twelve month period, then, to the extent permitted by law, the Executive’s employment hereunder shall terminate and Executive shall receive all compensation due him pursuant to Section 5.1 through the date of termination, plus all accrued bonuses and his bonus for the year of his death (prorated to his date of death) as well as the continuation of health benefits for a period of twelve (12) months after the termination of his employment. Nothing in this Section 7.2 shall affect the Executive’s rights under any Company sponsored disability plan in which he is a participant.

7.3 By Company for Cause. Company may terminate the Executive’s employment hereunder for Cause (as defined below) at any time by giving written notice to the Executive. The Company shall pay Executive the compensation to which he is entitled pursuant to Section 5.1 through the end of the day of such termination plus any accrued but unpaid bonus for any previous period. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment during the term of this Agreement only if: (i) the Executive materially breaches any material provision of this Agreement after written notice identifying the substance of the material breach and fails to remedy such breach within thirty (30) days of receiving such written notice; (ii) Executive fails or refuses to comply with any lawful and appropriate direction or instruction of a material nature of Company’s Board of Directors, consistent with his position, duties and responsibilities hereunder, which failure or refusal is not timely cured within thirty (30) days of receiving written notice of such failure of refusal , (iii)  Executive commits an act of fraud, embezzlement or misappropriation of funds, (iv)  Executive commits a material breach of his fiduciary duty based on a good faith determination by the Board and fails to remedy such alleged breach within thirty (30) days of receiving written notice of such breach , (v)  Executive engages in willful misconduct in the performance of his duties hereunder, and fails to remedy such breach within thirty (30) days of receiving written notice thereof from the Board, provided, however, that no act, or failure to act, by Executive shall be considered an act of “willful misconduct” unless committed without good faith and without a reasonable belief that the act or omission was in or not opposed to the Company’s best interest; or (vi)  Executive is convicted of a felony or a crime of moral turpitude.

7.4 By Company without Cause; By Executive for Good Reason. The Company may terminate the Executive’s employment hereunder at any time, without any Cause, and Executive may resign for Good Reason (as hereinafter defined), without any liability other than to pay to the Executive: (i) his base salary through the effective date of termination; (ii) the continuation of base salary and health benefits (or the economic equivalent thereof) for a period of twelve (12) months after the termination of his employment; (iii) his annual bonus on a pro-rated basis through the effective date of termination as measured for that calendar year, plus any accrued but unpaid bonus for any previous period; plus (iv) 100% of the target annual bonus the Executive would have been eligible to receive for the twelve (12) month period after the date of termination. The Executive and the Company will execute a Separation of Employment and Release Agreement in a form reasonably acceptable to the Company and Executive.

7.5 Definition of Good Reason. For purposes hereof, “Good Reason” shall mean a termination by the Executive within ninety (90) days following (i) a material change in the Executive’s duties such that he is no longer the Chief Financial Officer of the Company or his duties or responsibilities are materially reduced or changed; (ii) a change in his reporting so that he is no longer reporting solely and exclusively to the Chief Executive Officer; (iii) the relocation of Executive’s principal place of business to a location further than thirty (30) miles from the Empire State Building in New York City; (iii) the assignment to the Executive of duties that are inconsistent with his position or that materially alter his ability to function as Chief Financial Officer; (iv) a reduction in the Executive’s total base compensation (including a reduction in base salary or bonus target) as set forth in Sections 5.1, 5.2, 5.3 and 5.4; (v) a failure of a successor to the business and operations of Company to assume this Agreement in its entirety; or (vi) a material breach by Company of any material term or provision of this Agreement which breach is not cured within thirty (30) days of it receiving Executive’s written notice of such breach.

7.6 By Executive without Cause. The Executive may terminate his employment hereunder with thirty (30) days’ notice at any time. The Company shall pay Executive the compensation to which he is entitled pursuant to Section 5.1 through the end of the last day of employment in connection with such termination.

7.7 Surrender of Records and Property. Upon termination of his employment with Company for any reason, the Executive shall deliver promptly to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, whether in tangible or electronic format or media, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company, and all other property, trade secrets and confidential information of Company, including, but not limited to, all documents or electronic records which in whole or in part contain any trade secrets or confidential information of Company, which in any of these cases are in his possession or under his control. Notwithstanding the foregoing, nothing herein shall prevent Executive from retaining electronic or manual copies of material solely for or related to compliance with regulatory requirements or related to his personal financial and tax matters.

7.8 Survival. Notwithstanding any termination of the Executive’s employment hereunder, and unless specifically provided therein, the Executive shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations which this Agreement specifically states shall survive the termination of the Executive’s employment. Further, Company’s obligation to pay the amounts and benefits in Section 7.4 and 7.5 upon Company’s termination of the Executive’s employment without Cause, or termination by Executive for Good Reason, respectively, shall survive termination of this Agreement.

8.  Miscellaneous

8.1 Severability If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

8.2 Remedies Company and Executive acknowledge that the service to be provided by Executive is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive and Company hereby consent and agree that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Section 3 and 4, a restraining order and/or injunction may be sought against either of the parties, in addition to any other rights and remedies the parties may have, at law or equity, including without limitation the recovery of money damages.

8.3 No Waiver The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

8.4 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. Company may assign its rights, together with its obligations hereunder, to any subsidiary, affiliate or successor of Company, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of Company or any of their respective subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided, that any such assignee assumes Company’s obligations hereunder; and provided, further that the vesting of all equity grants made to Executive under this Agreement or otherwise shall immediately accelerate and vest upon a Change in Control. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities that are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives and heirs of the respective parties hereto, as the case may be.

8.5 Withholding All sums payable to Executive hereunder shall be subject to all federal, state, local and other withholding and similar taxes and payments required by applicable law to be withheld by Company.

8.6 Entire Agreement This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to employment of Executive with Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Executive’s employment; except that the Executive Invention Assignment and Confidentiality Agreement shall remain as an independent contract and shall remain in full force and effect according to its terms.

8.7 Amendment This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

8.8 Notices All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to Company:	GTT Communications, Inc.
7900 Tysons One Place
McLean, VA 22102
Attn: Chris McKee, General Counsel
If to Executive:
Steven Berns
Address as shown in the Company’s payroll records

8.9 Binding Nature This Agreement shall be binding upon, and inure to the benefit of, the successors, assigns, heirs and personal representatives of the respective parties hereto, as the case may be.

8.10 Headings The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female reference, and the word “or” is used in the inclusive sense.

8.11 Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

8.12 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

9. Indemnification

9.1 Corporate Acts: In his/her capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or the Executive at the Company’s request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive’s status, which relate to or arise out of the Company, their assets, business or affairs. The Company shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 9, including but not necessarily limited to legal counsel, expert witnesses or other legal or litigation-related expenses. The Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time to no lesser extent than any other officers or directors of the Company. After the Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section 9, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Executive.

Notwithstanding anything herein to the contrary, the provisions of this Section 9 shall survive the termination of this Agreement and the termination of the Employment Period for any reason.

9.2 Personal Guarantees: The Company shall indemnify and hold harmless the Executive for any liability incurred by him/her by reason of his/her execution of any personal guarantee for the Company’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes); provided that nothing herein shall be construed or implied in any manner to expect or require Executive to enter into any such guarantee

9.3 The indemnification provision of this Section 9 shall be in addition to any other liability the Company otherwise may have to the Executive to indemnify him for his conduct in connection with his efforts on the Company’s behalf.

10. Section 409A The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.

(a)	Any payment subject to Section 409A that is triggered by a termination from employment shall be triggered by a “separation from service,” as defined in the regulations issued under Section 409A.

(b)	If the Executive is a “specified employee” within the meaning of the Section 409A at the time of the Executive’s “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to the Executive under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the date as of which Executive is treated as having incurred a separation from service for purposes of Section 409A.

(c)	All expenses eligible for reimbursement hereunder that are taxable to the Executive shall be paid to the Executive no earlier than in the seventh month after separation from service and no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date first above written.

“Company”		“Executive”

/s/ Chris McKee		/s/ Steven Berns
By:	Chris McKee	By:	Steven Berns